KOHL'S CORPORATION REPORTS FEBRUARY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - March 3, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended February 26, 2011 total sales increased 7.1 percent and comparable store sales increased 5.0 percent over the four-week month ended February 27, 2010.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "All lines of business reported positive comparable store sales for the month. Mens, Womens and Childrens outperformed the company with high-single digit comparable sales increases. The remaining businesses achieved low to mid single-digit comparable sales increases. From a regional perspective, the Mid-Atlantic, Northeast and Southeast outperformed the company in comp sales results."

			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011	2010	2011	2010	2011	2010
February	$1,161	$ 1,084	7.1%	7.8%	5.0%	3.7%

The Company operates 1,089 stores in 49 states, compared to 1,058 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 AM EST on Thursday, March 3 until 8:30 PM EST on Friday, March 4, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464